Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No.333-211371) of Oaktree Capital Group, LLC and in the related Prospectus of our report dated March 21, 2023 with respect to the consolidated financial statements of Oaktree Capital Group, LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Los Angeles, California
March 21, 2023